Exhibit 10.1

AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of the 18th day of May, 2011 by and between Parlux Fragrances, Inc. (the “Company”) and Frederick E. Purches (the “Executive” and, together with the Company, the “Parties”).

WHEREAS, the Company and the Executive entered into an Executive Employment Agreement dated November 8, 2010 (the "Agreement"); and

WHEREAS, the Company and the Executive wish to amend the Agreement on the terms and conditions set forth in this Amendment (defined terms used in this Amendment shall have the respective meanings ascribed to such terms in the Agreement, unless redefined in this Amendment);

WHEREAS, the terms of this Amendment have been reviewed and approved by the members of the Compensation Committee of the Board of Directors of the Company (the “Committee”).

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1.
Term of Agreement and Employment. The first sentence in Section 2 of the Agreement is amended to read: “The term of the Executive’s employment as an employee under this Agreement will continue through March 31, 2012, unless terminated at an earlier date in accordance herewith.”

2.
Stock Options.  As additional consideration for the Executive's services hereunder and the covenants contained herein, the Company shall grant Executive an option (the "Option") to purchase 50,000 shares of common stock of the Company (the "Common Stock") pursuant to the Company's 2007 Stock Incentive Plan.  The Option (i) shall provide for an exercise price equal to the market price of the Common Stock as of the close of trading on the Nasdaq National Market on the date of this Agreement, and (ii) shall further provide that the Option shall vest and be exercisable immediately with respect to 50,000 shares of the Common Stock covered by the Option.

3.	Governing Law. This Amendment shall be governed by the laws of Florida without regard to the application of conflicts of laws.

4.
Entire Agreement.  This Amendment, together with the Agreement, constitutes the only agreement between Company and the Executive regarding the Executive’s employment by the Company.  This Amendment, together with the Agreement, supersedes any and all other agreements and understandings, written or oral, between the Company and the Executive regarding the subject matter hereof.  A waiver by either party of any provision of the Agreement or any breach of such provision in an instance will not be deemed or construed to be a waiver of such provision for the future, or of any subsequent breach of such provision.  The Agreement, as amended by the Amendment, may be further amended, modified or changed only by further written agreement between the Company and the Executive, duly executed by both Parties.  Except as modified by the Amendment, the Agreement remains in full force and effect between the Parties.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this under seal as of the date first above written.

PARLUX FRAGRANCES, INC.			EXECUTIVE

By:	/s/ Frank A. Buttacavoli	By:	/s/ Frederick E. Purches
Name & Title: Frank A. Buttacavoli, Exec. VP/COO			Frederick E. Purches, CEO and Chairman